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                          August 18, 2020

       Assaf Cohen
       Chief Financial Officer
       On Track Innovations Ltd.
       Hatnufa 5, Yokneam Industrial Zone
       Box 372, Yokneam 2069200, Israel

                                                        Re: On Track
Innovations Ltd.
                                                            Registration
Statement on Form S-1
                                                            Filed August 12,
2020
                                                            File No. 333-244982

       Dear Mr. Cohen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing